UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2021

CVENT HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-39709	98-1560055
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1765 Greensboro Station Place 7th Floor Tysons, Virginia	22102
(Address of principal executive offices)	(Zip Code)

(703) 226-3500

(Registrant’s telephone number, including area code)

DRAGONEER GROWTH OPPORTUNITIES CORP. II

One Letterman Drive

Building D, Suite M500

San Francisco, CA 94129

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CVT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

Due to the large number of events reported under the specified items of Form 8-K, this Current Report on Form 8-K is being filed in two parts. An amendment to this Form 8-K is being submitted for filing on the same date to include additional matters under Items 3.03, 5.03 and 5.05 of Form 8-K. Terms used in this Current Report on Form 8-K but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the proxy statement/ prospectus/consent solicitation filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2021 (the “Proxy Statement/Prospectus/Consent Solicitation”) and such definitions are incorporated herein by reference.

The Domestication and Mergers

As previously disclosed, on July 23, 2021, Dragoneer Growth Opportunities Corp. II, a Cayman Islands exempted company and the predecessor company of the surviving company following the Business Combination (as defined below) (“Dragoneer”), entered into a Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Dragoneer, Redwood Opportunity Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), Redwood Merger Sub LLC, a Delaware limited liability company (“Merger Sub II”) and Papay Topco, Inc., a Delaware corporation (“Legacy Cvent”). “New Cvent” or “the Company” refers to Dragoneer after giving effect to the consummation of the Domestication and the Business Combination (each as defined below), or Cvent Holding Corp. The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with generally accepted accounting principles (“GAAP”) in the United States of America.

Following approval at a special meeting of the shareholders of Dragoneer on December 7, 2021 (the “Special Meeting”), on December 8, 2021, as contemplated by the Business Combination Agreement and described in the section titled “Domestication Proposal” beginning on page 176 of the Proxy Statement/Prospectus/Consent Solicitation, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), in each case, of Dragoneer, was converted into one share of common stock, par value $0.0001 per share, of New Cvent (the “New Cvent Common Stock”); (ii) the governing documents of Dragoneer were amended and restated and became the certificate of incorporation and the bylaws of New Cvent as described in the Proxy Statement/Prospectus/Consent Solicitation, and Dragoneer filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Dragoneer was domesticated and continues as a Delaware corporation (the “Domestication”) and (iii) Dragoneer changed its name to “Cvent Holding Corp.”

On December 8, 2021, as contemplated by the Business Combination Agreement and described in the section titled “Business Combination Proposal” beginning on page 144 of the Proxy Statement/Prospectus/Consent Solicitation, Legacy Cvent consummated the merger transactions contemplated by the Business Combination Agreement, whereby (i) Merger Sub I merged with and into Legacy Cvent (the “First Merger” the time the First Merger becomes effective being referred to as the “First Effective Time”), and the separate corporate existence of Merger Sub I ceased and Legacy Cvent became the surviving corporation and (ii) promptly following the First Effective Time, Legacy Cvent merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”); the Mergers together with the other transactions contemplated by the Business Combination Agreement, collectively, the “Business Combination”), with Merger Sub II as the surviving company in the Second Merger and, after giving effect to the Mergers, Merger Sub II becoming a wholly-owned subsidiary of Dragoneer (the time that the Second Merger becomes effective being referred to as the “Second Effective Time”). In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the First Effective Time, each share and equity award of Legacy Cvent outstanding as of immediately prior to the First Effective Time was exchanged for shares of New Cvent Common Stock or comparable equity awards that were settled or were exercisable for shares of New Cvent Common Stock, as applicable, based on an implied Legacy

Cvent equity value of $4,467,973,959. Legacy Cvent’s existing stockholders prior to the First Effective Time received approximately 416,483,028 shares of New Cvent Common Stock and Legacy Cvent’s existing optionholders prior to the First Effective Time received approximately 51,649,748 options to purchase New Cvent Common Stock, subject to the same vesting terms as the corresponding Legacy Cvent options.

In connection with the Special Meeting and the Business Combination, the holders of 23,313,333 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of approximately $233,151,648.

A description of the Mergers and the terms of the Business Combination Agreement are included in the Proxy Statement/Prospectus/Consent Solicitation in the section entitled “Business Combination Proposal” beginning on page 144 of the Proxy Statement/Prospectus/Consent Solicitation.

The foregoing description of the Business Combination Agreement is a summary only and is qualified in its entirety by the full text of the Business Combination Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

PIPE Investment and Forward Purchase Shares

Pursuant to the subscription agreements (the “Subscription Agreements”) entered into on July 23, 2021, by and among Dragoneer and certain investors (collectively, the “PIPE Investors”), the PIPE Investors agreed to subscribe for and purchase, and Dragoneer agreed to issue and sell to the PIPE Investors, an aggregate of 47,500,000 shares of New Cvent Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $475,000,000 (the “PIPE Financing”). The shares of New Cvent Common Stock issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Dragoneer also granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing was contingent upon, among other things, the substantially concurrent closing of the Business Combination. The terms of the Subscription Agreements are described in the Proxy Statement/Prospectus/Consent Solicitation in the section entitled “Business Combination Proposal-Related Agreements-PIPE Financing” beginning on page 157 of the Proxy Statement/Prospectus/Consent Solicitation.

In addition, pursuant to the terms of the forward purchase agreement between Dragoneer and Dragoneer Funding II LLC, an affiliate of Dragoneer Growth Opportunities Holdings II, a Cayman Islands limited liability company (the “Sponsor”), dated October 29, 2020 (the “Forward Purchase Agreement”) and the Business Combination Agreement, immediately prior to the First Effective Time, but following the Domestication, Dragoneer issued to Dragoneer Funding II LLC an aggregate of 5,000,000 shares of New Cvent Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $50,000,000.

The foregoing description of the Subscription Agreements and Forward Purchase Agreement is a summary only and is qualified in its entirety by the full text of the form of Subscription Agreement and the Forward Purchase Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated Registration Rights Agreement

Pursuant to the Business Combination Agreement, at the closing of the Business Combination (the “Closing” and the date on which the Closing occurs, the “Closing Date”), New Cvent, the Sponsor, certain of the investment funds advised by affiliates of Vista Equity Partners Management, LLC (the “Vista Holders”) and certain other parties (collectively, the “Registration Rights Investors”) entered into the Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), pursuant to which, among other things, the Registration Rights Investors agreed to only effect a sale or distribution of shares of New Cvent Common Stock pursuant to certain transfer restrictions and were granted certain customary registration rights. The A&R

Registration Rights Agreement supersedes the Registration Rights Agreements entered into by (i) Legacy Cvent and certain of its stockholders, dated November 29, 2016 and (ii) Dragoneer and certain of its stockholders, dated November 16, 2020. Under the A&R Registration Rights Agreement, the Vista Holders will be entitled to request that New Cvent register the Vista Holders’ shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations,” subject to certain conditions outlined in the A&R Registration Rights Agreement. The A&R Registration Rights Agreement requires that New Cvent file a resale registration statement for certain registrable securities, including registrable securities held by Dragoneer, within thirty days of Closing. The Registration Rights Investors, including the Vista Holders, are also entitled to participate in certain of New Cvent’s registered offerings, subject to the restrictions in the A&R Registration Rights Agreement. Under certain circumstances, New Cvent will pay Registration Rights Investors’ (including the Vista Holders’) expenses in connection with the exercise of these rights.

The foregoing description of the A&R Registration Rights Agreement is qualified in its entirety by the full text of the A&R Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Investor Rights Agreement

Pursuant to the Business Combination Agreement, at the Closing, New Cvent, the Sponsor, other former holders of Class B ordinary shares (“Other Class B Holders”) and certain of the Vista Holders entered into an investor rights agreement (the “Investor Rights Agreement”) pursuant to which, among other things, (i) the parties agreed that the board of directors of New Cvent (the “Board”) immediately following Closing will be divided into three classes of directors, with each class serving for staggered three-year terms, (ii) from and after the closing, the Vista Holders party thereto will now have the right to nominate a number of designees equal to the product of (x) the Total Number of directors multiplied by (y) the Vista Ownership Percentage, rounded up to the nearest whole number (as such terms are defined in the Investor Rights Agreement), subject to the terms and conditions set forth therein, (iii) New Cvent will use its reasonable best efforts to ensure that prior to the date that the Vista Ownership Percentage is less than 5%, each Vista Director (as defined in the Investor Rights Agreement) will be included in the Board’s slate of nominees to the stockholders for director elections of such class, and each Vista Director to a particular class of directors will be included in the proxy statement in connection with soliciting proxies for meetings of stockholders, (iv) from the Closing until such time as the Vista Ownership Percentage is less than 5%, there shall be a number of Vista Directors on each committee of the Board not less than the nearest whole number greater than the product obtained by multiplying the Vista Ownership Percentage by the number of positions, including any vacancies, on the applicable committee, and (v) (A) certain investors party thereto (other than the Sponsor and the investors party thereto who held Class B ordinary shares of Dragoneer that converted into New Cvent Common Stock), including the Vista Holders party thereto, have agreed to not transfer any shares of New Cvent Common Stock for 180 days following the Closing, subject to certain terms, conditions and exceptions, including a potential early release of 33% of such shares upon the achievement of certain trading conditions after Closing (but no such release may occur prior to the 90th day after Closing) and (B) the Sponsor and the Other Class B Holders agreed to not transfer any shares of New Cvent Common Stock for one year after the closing, subject to certain terms, conditions and exceptions, including a potential early release upon the achievement of certain trading conditions after 120 days. The investors party to the Investor Rights Agreement agreed to only effect a sale or distribution of New Cvent equity securities pursuant to certain transfer restrictions.

The foregoing description of the Investor Rights Agreement is qualified in its entirety by the full text of the Investor Rights Agreement, a copy of which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Indemnification Agreements

Upon completion of the Business Combination, on the Closing Date, New Cvent entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the Delaware General Corporation Law. Additionally, New Cvent may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

The foregoing description of the indemnification agreements is qualified in its entirety by the full text of the form of indemnification agreement, which is attached hereto as Exhibit 10.5 and incorporated herein by reference.

Second Amendment to the Credit Agreement

On November 18, 2021, affiliates of Legacy Cvent entered into a second amendment to its amended and restated credit agreement (the “Second Amendment”) by and among Cvent, Inc., Papay Holdco LLC, the other credit parties and lenders thereto and Goldman Sachs Bank USA. The Second Amendment amended the restated credit agreement initially entered into on November 30, 2017 (as amended by incremental facilities thereto), which was further amended by the first amendment to the amended and restated credit agreement entered into on April 16, 2021. The Second Amendment, among other things, provides the Company the option to report to the lenders financial statements at the consolidated parent level.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01.

FORM 10 INFORMATION

Prior to the Closing, Dragoneer was a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with no operations and nominal assets consisting almost entirely of cash, formed as a vehicle to effect a business combination with one or more operating businesses. After the Closing, New Cvent became a holding company whose only assets consist of equity interests in Merger Sub II. Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as Dragoneer was immediately before the Mergers, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, New Cvent is providing below the information that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements

The Company makes forward-looking statements in this Current Report on Form 8-K and in documents incorporated herein by reference. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this Current Report on Form 8-K in relation to New Cvent has been provided by New Cvent and its management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination, future financial performance and business strategies and expectations for its business. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company, incident to its business.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements in this Current Report on Form 8-K and in any document incorporated herein by reference should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the impact on New Cvent’s operations and financial condition from the effects of the current COVID-19 pandemic;

•	New Cvent’s ability to attract and retain new customers;

•	New Cvent’s ability to maintain and expand relationships with hotels and venues;

•	the impact of a data breach or other security incident involving New Cvent or its customers’ confidential or personal information stored in our or our third-party service providers’ systems;

•	risks associated with indemnity provisions in some of New Cvent’s agreements;

•	the competitiveness of the market in which New Cvent operates;

•	the impact of a disruption of New Cvent’s operations, infrastructure or systems, or disruption of the operations, infrastructure or systems of the third parties on which New Cvent relies;

•	New Cvent’s ability to renew agreements with and sell additional solutions to its customers;

•	New Cvent’s ability to maintain access to third-party licenses;

•	New Cvent’s ability to comply with its obligations under license or technology agreements with third parties;

•	New Cvent’s ability to manage its growth effectively;

•	New Cvent’s ability to expand its sales force;

•	risks and uncertainties associated with potential acquisitions and divestitures;

•	New Cvent’s ability to operate offices located outside of the United States, including India;

•	the impact of declines or disruptions in the demand for events and meetings;

•	risks associated with New Cvent’s reliance on third-party mobile application platforms such as the Apple App Store and the Google Play Store to distribute its mobile applications;

•	New Cvent’s history of losses and ability to achieve profitability in the future;

•	New Cvent’s ability to develop, introduce and market new and enhanced versions of its solutions to meet customer needs and expectations;

•	the impact of New Cvent’s lengthy and unpredictable sales cycle;

•	New Cvent’s ability to retain, hire and integrate skilled personnel, including its senior management team;

•	New Cvent’s ability to fund its research and development efforts;

•	the seasonality of New Cvent’s sales and customer growth;

•	New Cvent’s ability to offer high-quality customer support;

•	the impact of contractual disputes with New Cvent’s customers;

•	the impact of any significant reduction in spending by advertisers on New Cvent’s platforms;

•	New Cvent’s ability to maintain, enhance and protect its brand;

•	the impact of delays in product and service development, including delays beyond New Cvent’s control;

•	New Cvent’s ability to maintain the compatibility of its solutions with third-party applications;

•	risks related to incorrect or improper use of New Cvent’s solutions or its failure to properly train customers on how to utilize its solutions;

•	the impact of New Cvent’s reliance on data provided by third parties;

•	risks associated with privacy concerns and end users’ acceptance of Internet behavior tracking;

•	New Cvent’s ability to maintain its corporate culture as it grows;

•	New Cvent’s ability to comply with legal requirements, contractual obligations and industry standards relating to security, data protection and privacy;

•	New Cvent’s ability to comply with the rules and regulations adopted by the payment card networks;

•	New Cvent’s ability to obtain, maintain, protect and enforce its intellectual property and proprietary rights;

•	risks associated with lawsuits by third parties for alleged infringement, misappropriation or other violation of their intellectual property and proprietary rights;

•	risks associated with New Cvent’s use of open source software in certain of its solutions;

•	risks associated with changes in tax laws;

•	the impact of third-party claims, including by governmental bodies, regarding the content and advertising distributed by New Cvent’s customers through its service;

•	risks associated with changes in financial accounting standards;

•	risks associated with fluctuations in currency exchange rates;

•	New Cvent’s ability to raise additional capital or generate cash flows necessary to expand its operations and invest in new technologies in the future;

•	New Cvent’s ability to develop and maintain proper and effective internal control over financial reporting;

•	the projected financial information, growth rate and market opportunity of New Cvent;

•	the ability to maintain the listing of the New Cvent Common Stock on Nasdaq, and the potential liquidity and trading of such securities;

•	New Cvent’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	New Cvent’s financial performance;

•	the ability of New Cvent to expand or maintain its existing customer base;

•	the effect of global economic conditions or political transitions on New Cvent’s customers and their ability to continue to purchase New Cvent products; and

•	other factors detailed under the section entitled “Risk Factors” in the Proxy Statement/ Prospectus/Consent Solicitation.

Business and Properties

The business and properties of Dragoneer and Legacy Cvent prior to the Business Combination are described in the Proxy Statement/Prospectus/Consent Solicitation in the sections entitled “Information About Dragoneer” beginning on page 221 and “Information About Cvent” beginning on page 242 of the Proxy Statement/Prospectus/Consent Solicitation, which are incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business, certain legal and regulatory risks, risks related to Legacy Cvent’s indebtedness and certain corporate governance risks are described above and in the Proxy Statement/Prospectus/Consent Solicitation in the section entitled “Risk Factors” beginning on page 73 of the Proxy Statement/Prospectus/Consent Solicitation, which is incorporated herein by reference.

Unaudited Condensed Consolidated Financial Statements

The unaudited condensed consolidated financial statements of Legacy Cvent as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and pursuant to the regulations of the SEC and are set forth herein as Exhibit 99.1 and incorporated herein by reference.

These unaudited condensed consolidated financial statements should be read in conjunction with the historical audited financial statements of Legacy Cvent as of and for the years ended December 31, 2020, 2019 and 2018 and the related notes included in the Proxy Statement/Prospectus/Consent Solicitation beginning on page F-47 of the Proxy Statement/Prospectus/Consent Solicitation, which are incorporated herein by reference.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company as of September 30, 2021 and for the nine months ended September 30, 2021 and the year ended December 31, 2020 is set forth in Exhibit 99.2 hereto and incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of the financial condition and results of operation of Legacy Cvent prior to the Business Combination is included in the Proxy Statement/Prospectus/Consent Solicitation in the section titled “Cvent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 278 of the Proxy Statement/Prospectus/Consent Solicitation, which is incorporated herein by reference.

You should read the following discussion and analysis of Legacy Cvent’s (in this section, “Cvent”) financial condition and results of operations together with Cvent’s audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 and notes thereto are included in the section titled “Cvent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 278 of the Proxy Statement/Prospectus/Consent Solicitation, which is incorporated herein by reference and the unaudited condensed consolidated financial statements as of September 30, 2021 and for the nine months ended September 30, 2021 and 2020 included as Exhibit 99.1. Certain of the information contained in this discussion and analysis or set forth in the Proxy Statement/Prospectus/Consent Solicitation, including information with respect to plans and strategy for Cvent’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section of the Proxy Statement/ Prospectus/Consent Solicitation entitled “Risk Factors” beginning on page 73 of the Proxy Statement/Prospectus/Consent Solicitation, Cvent’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section of the Proxy Statement/Prospectus/Consent Solicitation entitled “Risk Factors” beginning on page 73 of the Proxy Statement/Prospectus/Consent Solicitation, to gain an understanding of the important factors that could cause actual results to differ materially from Cvent’s forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this Current Report on Form 8-K.

Unless otherwise indicated or the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Cvent,””the Company,” “we,” “us,” “our” and other similar terms refer to Legacy Cvent and its subsidiaries prior to the Business Combination and to New Cvent and its consolidated subsidiaries after giving effect to the Business Combination.

Business Overview

Cvent is a leading cloud-based platform of enterprise event marketing and management and hospitality solutions. We power the marketing and management of meetings and events through our Event Cloud and Hospitality Cloud solutions. Our Event Cloud consists of tools to enable event organizers to manage the entire event lifecycle and deliver engaging experiences across every type of event and all event delivery models: in-person, virtual and hybrid. Event Cloud serves as the system of record for event and engagement data collected across an organization’s total event Program (“Total Event Program”), which comprises every internal and external event an organization hosts or attends. Our Hospitality Cloud offers a marketplace that connects event organizers looking for the appropriate event space for their in-person and hybrid events with hoteliers and venue operators through a vertical search engine built on our proprietary database of detailed event space information. In addition, our Hospitality Cloud provides marketing and software solutions that hotels and venues leverage to digitally showcase their event space to attract valuable leads and grow their businesses. This combination of the Event Cloud and Hospitality Cloud results in a cohesive platform that we believe generates powerful network effects and attracts more event organizers and hotels and venues

On July 23, 2021, the Company entered the Business Combination Agreement with Dragoneer, Merger Sub I and Merger Sub II. Pursuant to the Business Combination Agreement, at the First Effective Time, all holders of the Company’s common stock or equity awards received shares of New Cvent Common Stock or comparable equity awards that were settled or exercisable for shares of New Cvent Common Stock, as applicable, based on an implied Cvent equity value of $4,467,973,959. Following the Closing, New Cvent will continue as a public company, and a wholly owned subsidiary of Dragoneer, and was also renamed Cvent Holding Corp. The Business Combination was completed on December 8, 2021, and received the approval of Dragoneer’s shareholders and satisfaction of the conditions to Closing provided in the Business Combination Agreement. The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Dragoneer will be treated as the acquired company and Cvent is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Cvent will represent a continuation of the financial statements of Cvent, with the Business Combination treated as the equivalent of Cvent issuing stock for the historical net assets of Dragoneer, accompanied by a recapitalization. The net assets of Dragoneer will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Cvent.

Cvent was founded in 1999 in the Washington, D.C. metro area as a provider of event registration software to meeting and event organizers. Since that time, we have continually innovated to develop a comprehensive platform of event marketing and management solutions and hospitality solutions. We believe that since inception, we have demonstrated an entrepreneurial spirit, culture of teamwork and sense of resilience, particularly in moments of crisis. This is best evidenced by the Company’s continued progress and innovation in the midst of challenges like the recessions of 2001 and 2008 and the global COVID-19 pandemic.

Impact of COVID-19 on Operating Results

COVID-19 was declared a global pandemic by the World Health Organization in March 2020. Many governments instituted lockdowns or other similar measures to slow infection rates in response. In response to COVID-19, as many other companies have done, we required substantially all of our employees to continue to work remotely; implemented travel restrictions; and postponed or canceled our in-person customer, industry and employee events, and converted other events to virtual-only experiences.

The global COVID-19 pandemic significantly impacted our ability to sign new or renew existing clients. Our customer count declined 22% as of September 30, 2021 as compared to September 30, 2020. Further, the global COVID-19 pandemic significantly impacted our ability to sign new clients, and to upsell to and renew contracts with our existing clients, starting in March 2020. As a result, total revenue for the nine months ended September 30, 2021 declined $15.2 million, or 6.1%, compared to the nine months ended September 30, 2020. The extent to which the global COVID-19 pandemic affects our business will depend on future developments in the United States and around the world, which are highly uncertain and cannot be predicted, including the duration and spread of the pandemic and different COVID-19 variants, new information which may emerge concerning the severity of COVID-19 and the actions required to contain and treat it, among others. Although the ultimate impact of the global COVID-19 pandemic on our business and financial results remains uncertain, a continued and prolonged public health crisis such as the global COVID-19 pandemic could have a material negative impact on our business, operating results and financial condition. For more information, see “Risk Factors — Risks Relating to the Global COVID-19 Pandemic — The effects of the global COVID-19 pandemic have materially affected how we and our customers are operating our businesses, and the duration and extent to which this will impact our future results of operations and overall financial performance remains uncertain” beginning on page 73 of the Proxy Statement/Prospectus/Consent Solicitation which is incorporated herein by reference.

Factors Affecting our Operating Performance

Our historical financial performance has been, and we expect our financial performance in the future to be, driven by:

Customer Acquisition: Our ability to attract new customers will depend on a number of factors, including the effectiveness of our pricing and products, offerings of our competitors, the effectiveness of our marketing efforts and the growth of the market for event marketing and management software and hospitality solutions, which has been negatively affected by the COVID-19 pandemic. While the COVID-19 pandemic impacted our ability to attract new customers over the past 21 months (our customer base declined by 22% when comparing the number of customers as of September 30, 2021 to September 30, 2020), we believe there is a significant opportunity to expand our penetration into enterprises, hotels and venues, as well as into the mid-market. We intend to continue to invest heavily in our sales and marketing efforts to drive new customer acquisition. We had approximately 21,000 customers, as defined below, as of September 30, 2021, with approximately 11,000 customers in our Event Cloud and approximately 10,000 customers in our Hospitality Cloud. Our customers include businesses of various sizes and industries, associations, non-profits, academic institutions and government organizations. In the Event Cloud, we define a customer as a party who has entered into an active subscription contract with us. The majority of our customers are parties who are separate organizations. In certain instances, separate business units of an organization that have each entered into separate subscription agreements with us are considered separate customers. In the Hospitality Cloud, we define a customer as an entity with an active account with the Company, where the customer pays for the account or the account has been paid for by the customer’s parent company. For example, a corporate brand’s individual hotel properties whose accounts are paid for by that property’s corporate brand would be considered separate customers.

Expansion Within Our Existing Customer Base: Our ability to expand sales within our existing customer base will depend on a number of factors, including their satisfaction with our solutions and support, competition and the extent to which our customers expand their Total Event Program. We believe that based on current customer penetration, there is significant opportunity to further expand our sales with existing customers. We typically upsell our Event Cloud software solutions to increase the total number of registrations. Additionally, we cross-sell additional software solutions to our existing customers to enable those customers to realize the benefit of our integrated event marketing and management solutions.

Innovation of Existing Solutions and Introduction of New Solutions: We continually invest in improving our existing solutions and creating new solutions targeted at enabling event organizers to more effectively organize, market, manage and report on the meetings they organize and attend, and enabling hotels and venues to more effectively drive group meetings revenue. Although we have built some of the most robust and integrated event marketing and management solutions in the industry, we recognize that the pace of technological innovation is accelerating, and that we need to continue to innovate to maintain our product differentiation.

Expansion of International Footprint: Our ability to continue to serve our international clients and grow our international revenue as a percentage of total revenue will be dependent on our ability to continue to effectively implement our international go-to-market strategy, our ability to adapt to cultural differences and the increased international adoption of technology by event organizers, hoteliers and venues. We believe there is significant opportunity for us to increase our market penetration internationally. Our solutions are currently used by clients in approximately 130 countries. In addition to our sales team in North America, we have sales teams in the United Kingdom, Singapore, and the United Arab Emirates. In addition, we employ sales personnel in Australia, Spain, the Netherlands and Germany. Additionally, we have localized our products in different languages, with some parts of our products being localized in over 30 different languages. To support our international expansion, we opened a new data center in Europe in early 2019. The percentage of revenue generated from customers outside North America was 13.6% and 12.2% for the nine months ended September 30, 2021 and 2020, respectively.

Seasonality: Given the purchasing patterns of Hospitality Cloud customers under our contracts, Cvent’s Hospitality Cloud sales are highly seasonal, and approximately 50% of annual Hospitality Cloud sales are closed in the fourth quarter of each year. Because of these purchasing patterns, the percentage of Hospitality Cloud sales that are closed in the fourth quarter and the ratable revenue recognition of those sales in the following year, the amount of Hospitality Cloud sales that are made in the fourth quarter of the year will significantly drive the revenue growth of the following year. We believe this seasonality will continue to affect our quarterly and annual results.

Key Business Metrics

In addition to our GAAP financial information, we review the following key business metrics to measure our performance, identify trends, formulate business plans and make strategic decisions.

Net Dollar Retention Rate

To evaluate the efficacy of our land and expand model, we examine the rate at which our customers increase their spend with us for our solutions. Our net dollar retention rate measures our ability to increase spend across our existing customer base through expanded use of our platform, offset by customers who choose to stop using our solutions or spend less with us.

We calculate our net dollar retention rate as a quotient of the following:

•	Denominator: Revenue from customers whose revenue existed in the twelve months ending on the day twelve months prior to the date as of which the retention rate is being reported.

•	Numerator: Revenue in the last twelve months from the customers whose revenue is reflected in the denominator.

In the Event Cloud, we define a customer as a party who has entered into an active subscription contract with us. The majority of our customers are parties who are separate organizations. In certain instances, separate business units of an organization that have each entered into separate subscription agreements with us are considered separate customers. In the Hospitality Cloud, we define a customer as an entity with an active account with the Company, where the customer pays for the account or the account has been paid for by the customer’s parent company. For example, a corporate brand’s individual hotel properties whose accounts are paid for by that property’s corporate brand would be considered separate customers.

The calculation excludes revenue associated with acquisitions where by-client revenue is not available, revenue is recognized on a transactional basis and revenue associated with our client conference. This revenue comprised 3.5% and 7.9% of revenue for the twelve months ended September 30, 2021 and 2020, respectively.

We believe our ability to not only retain, but upsell and cross-sell additional features and products to, our existing customers will continue to support our net dollar retention rate. As of September 30, 2021 and 2020, our net dollar retention rate was 90.0% and 97.7%, respectively. The decrease in net dollar retention rate in 2020 and 2021 was primarily due to the impact of the global COVID-19 pandemic, and we expect this rate to return to historical levels once the impact of the global COVID-19 pandemic on our business subsides, and potentially exceed historical levels as a result of the market opportunity created by virtual and hybrid events.

Our net dollar retention rate may fluctuate as a result of a number of factors, including the growing level of our revenue base, the level of penetration within our customer base, expansion of products and features, our ability to retain our customers and our ability to upsell and cross-sell to our customers. Our calculation of net dollar retention rate may differ from similarly titled metrics presented by other companies.

Customers Contributing More Than $100,000 of Annual Recurring Revenue

We focus on growing the number of customers that contribute more than $100,000 of annual recurring revenue, or ARR, as a measure of our ability to scale with our existing customers and attract larger organizations to Cvent. Revenue from these customers represented 40.8% and 33.1% for the twelve months ended September 30, 2021 and 2020, respectively. As of September 30, 2021 and 2020, we had 819 and 705 customers that contributed more than $100,000 of ARR in each of the last twelve months ended, respectively, demonstrating our rapid penetration of larger organizations including enterprises. The decrease in number of clients that contribute to more than $100,000 of ARR in 2020 was primarily due to the impact of the global COVID-19 pandemic, and we expect this number to rise again once the impact of the pandemic on our business subsides, which we started to see in our September 30, 2021 results. The increase we saw as of September 30, 2021 is primarily the result of cross-selling Attendee Hub into our existing client base, significantly increasing the value of those clients. The threshold value of customers for which we calculate ARR and our calculation of ARR may differ from similarly titled metrics presented by other companies.

Components of Operating Results

Revenue: We generate revenue from two primary sources: Event Cloud subscription-based solutions and Hospitality Cloud marketing-based and subscription-based solutions. Subscription-based solution revenue consists primarily of fees to provide our customers with access to our cloud-based software platform. Marketing-based solution revenue consists primarily of fees for digital advertising on CSN or one of our other online advertising platforms.

Event Cloud: We generate the majority of our Event Cloud revenue from subscriptions for our event marketing and management software solution. Subscription revenue is driven primarily by the number of registrations purchased and the number and complexity of mobile applications, onsite events and virtual events purchased in addition to additional modules that enhance the functionality of the software solution. In some cases, the subscription price is based on the number of subscriptions being purchased by the customer.

The terms of our Event Cloud contracts are typically non-cancellable, have annual or multi-year terms, and are billed in advance, generally annually, but also on a quarterly basis. In the case of multi-year agreements, the agreement sometimes includes annual price increases over the contract term. Our agreements are sum-certain and not pay-as-you-go. Generally, if a customer exceeds their purchased number of registrations, the customer will incur an overage fee. We recognize revenue associated with Event Cloud subscription agreements ratably over the term of the contract. Certain revenue associated with Onsite Solutions and Attendee Hub products is recognized at a point in time as the services are performed and the performance obligations are satisfied. Amounts that have been contractually invoiced are initially recorded as deferred revenue and are recognized as revenue ratably over the subscription period. We refer to contractual amounts that have not been invoiced as unbilled contract value, and together with deferred revenue, remaining performance obligations. Unbilled contract value is not reflected in our consolidated financial statements.

Hospitality Cloud: We generate our Hospitality Cloud revenue from marketing and subscription-based software solutions. Marketing solutions revenue is primarily driven by the number of advertisements purchased on CSN. The advertisement price is primarily determined by the term, targeted geography, market tier, number and prominence of the advertising placement. Subscription revenue is driven primarily by the number of licenses purchased for our lead scoring solution to prioritize group RFPs, three-dimensional hotel tours, event diagramming to collaborate with event organizers on designing optimal event layouts and viewing three- dimensional renderings, room block management to enable event attendees to reserve hotel rooms, business transient solutions and business intelligence solutions to benchmark against internal and targeted competitive metrics. In some cases, the subscription price is based on the number of subscriptions being purchased by the customer.

The terms of our subscription and marketing contracts are typically non-cancellable, annual or multi-year terms, and are typically billed in advance, generally annually, but also on a quarterly basis. In the case of multi-year agreements, the agreement sometimes includes annual price increases over the contract term. Our agreements are sum-certain and not based on usage. We recognize revenue associated with these agreements ratably over the term of the subscription or advertising period. Amounts that have been contractually invoiced are initially recorded as deferred revenue and are recognized as revenue ratably over the subscription or advertising period. We refer to contractual amounts that have not been invoiced as unbilled contract value, and together with deferred revenue, remaining performance obligations. Unbilled contract value is not reflected in our consolidated financial statements.

Cost of Revenue: Cost of revenue primarily consists of employee-related expenses, such as salaries, benefits, bonuses and stock- based compensation, related to providing support and hosting our solutions, costs of cloud-based data center capacity, software license fees, costs to support our onsite solutions and virtual products, interchange fees related to merchant services and amortization expense associated with capitalized software. In addition, we allocate a portion of overhead, such as rent and depreciation and amortization to cost of revenue based on headcount.

Although Cvent breaks out revenue by cloud, we do not track or manage the business by cost of revenue by cloud. Rather, we manage cost of revenue by type of direct cost, and a significant portion of these direct costs are shared costs to support both Event Cloud and Hospitality Cloud solutions. This is consistent with Cvent’s approach to management of the business as one comprehensive solution for the entire event management lifecycle.

Gross Profit and Gross Margin: Gross profit is total revenue less total cost of revenue. Gross margin is gross profit expressed as a percentage of total revenue. We expect that our gross margin may fluctuate from period to period as a result of seasonality related to our onsite solutions, virtual and merchant services products in the near-term, and additional costs associated with potential future acquisitions

Operating Expenses: Our operating expenses include selling and marketing expenses, research and development expenses, general and administrative expenses and intangible asset amortization, exclusive of amounts included in cost of revenue.

Sales and Marketing: Sales and marketing expenses primarily consist of personnel and related expenses for our sales and marketing staff, including salaries, benefits, bonuses, commissions and stock-based compensation. We capitalize commissions when they are earned by staff, which is when the customer contract is signed. We amortize capitalized commissions over the average historic customer contract life. In addition to staff costs, our cost of marketing includes product marketing and other brand-building and lead generation tactics such as webinars, trade shows, product seminars, content marketing, digital marketing, third-party content distribution and our annual client conference, Cvent CONNECT. In addition, we also allocate a portion of overhead, such as rent and depreciation to sales and marketing based on headcount.

Research and Development: Research and development expenses consist primarily of personnel and related expenses for our research and development staff, including salaries, benefits, bonuses and stock-based compensation and the cost of third-party contractors. Research and development expenses, other than software development costs that qualify for capitalization, are expensed as incurred. In addition, we allocate a portion of overhead, such as rent and depreciation to research and development based on headcount.

General and Administrative: General and administrative expenses consist primarily of personnel and related expenses for administrative, internal information technology operations, finance, legal and human resource staff, including salaries, benefits, bonuses and stock-based compensation, as well as professional fees, insurance premiums and other corporate expenses. In addition, we allocate a portion of overhead, such as rent and depreciation to general and administrative based on headcount.

Intangible Asset Amortization, Exclusive of Amounts Included in Cost of Revenue: Intangible asset amortization, exclusive of amounts included in cost of revenue, consists entirely of amortization expenses related to acquired customer relationship and trademark intangible assets. This line item excludes intangible asset amortization related to cost of revenue, which is defined as acquired developed technology and capitalized software intangible asset amortization.

Other: Our other income/expense items include interest expense, amortization of deferred financing costs and debt discount, gain/loss on divestitures, net and other income/expense, net.

Interest Expense: Interest expense relates primarily to interest payments on our outstanding borrowings under the $740.0 million credit facility with a syndicate of lenders, comprised of an initial $700.0 million term loan facility (which term loan facility was increased by way of a $53.0 million incremental facility on October 16, 2018) and a $40.0 million incremental facility on October 26, 2018 (such term loan facility as increased by the incremental facilities, the “Term Loan Facility”) and a $40.0 million revolving loan facility (the “Revolving Credit Facility”, and together with the Term Loan Facility, the “Credit Facilities”) we entered into pursuant to the Credit Agreement dated November 30, 2017 (the “Credit Agreement”) by and between Cvent, Inc. as borrower, Papay Holdco, LLC, as Holdings, Goldman Sachs Bank USA, as administrative agent, the guarantors from time to time party thereto, and the lenders and other parties from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

Amortization of Deferred Financing Costs and Debt Discount: Amortization of deferred financing costs and debt discount consists of the amortization of up-front fees paid at the inception of our Credit Facilities.

Gain/(Loss) on Divestitures, net: Gain/(loss) on divestitures, net consists entirely of the loss incurred on the divestiture of a subsidiary of Cvent in 2020.

Other Income/(Expense), net: Other income/(expense), net consists primarily of interest income, foreign currency gains or losses, and import tax credits.

Provision for/(Benefit from) Income Taxes: Provision for/(benefit from) income taxes consists primarily of income taxes related to U.S. federal and state income taxes and income taxes in foreign jurisdictions in which we conduct business.

Results of Operations

Comparison of the three months ended September 30, 2021 and 2020

The following table sets forth our consolidated statement of operations for the period indicated:

	Three Months Ended September 30,
	2021	2020
	(in thousands)
Consolidated Statement of Operations Data:
Revenue:
Event cloud	$92,484	$72,701
Hospitality cloud	41,574	45,806

Total revenue	134,058	118,507
Cost of revenue	50,635	39,888
Gross profit	83,423	78,619
Operating expenses:
Sales and marketing	37,161	29,004
Research and development	25,685	20,970
General and administrative	25,358	20,243
Intangible asset amortization, exclusive of amounts included in cost of revenue	12,757	13,491

Total operating expenses	100,961	83,708

Loss from operations	(17,538)	(5,089)
Interest expense	(7,546)	(8,151)
Amortization of deferred financial costs and debt discount	(938)	(948)
Other income, net	1,864	461

Loss before income taxes	(24,158)	(13,727)
Provision for income taxes	1,968	648

Net loss	(26,126)	(14,375)

The following table sets forth our consolidated statements of operations data expressed as a percentage of total revenue for the period indicated:

	Three Months Ended September 30,
	2021	2020
Consolidated Statement of Operations Data:
Revenue:
Event Cloud	69.0%	61.3%
Hospitality Cloud	31.0%	38.7%

Total revenue	100.0%	100.0%
Cost of revenue	37.8%	33.7%

Gross profit	62.2%	66.3%
Operating expenses:
Sales and marketing	27.7%	24.5%
Research and development	19.2%	17.7%
General and administrative	18.9%	17.1%
Intangible asset amortization, exclusive of amounts included in cost of revenue	9.5%	11.4%

Total operating expenses	75.3%	70.6%

Loss from operations	(13.1)%	(4.3)%
Interest expense	(5.6)%	(6.9)%
Amortization of deferred financial costs and debt discount	(0.7)%	(0.8)%
Other income, net	1.4%	0.4%

Loss before income taxes	(18.0)%	(11.6)%
Provision for income taxes	1.5%	0.5%

Net loss	(19.5)%	(12.1)%

Revenue

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Revenue:
Event Cloud	$92,484	$72,701	$19,783	27.2%
Hospitality Cloud	41,574	45,806	(4,232)	(9.2)%

Total revenue	$134,058	$118,507	$15,551	13.1%

Total revenue for the three months ended September 30, 2021 was $134.1 million, an increase of $15.6 million, or 13.1% compared to the three months ended September 30, 2020. Event Cloud revenue accounted for $92.5 million, or 69.0% of total revenue, and Hospitality Cloud revenue accounted for $41.6 million, or 31.0% of total revenue, for the three months ended September 30, 2021.

Event Cloud revenue increased $19.8 million, or 27.2%, during the three months ended September 30, 2021 compared to the three months ended September 30, 2020. This increase was primarily due to a $13.7 million increase in revenue from our new virtual product, Attendee Hub, which we introduced as an integrated component of our Event Management platform at the end of August 2020 and a $9.5 million increase in our event management product. This increase was partially offset by the suspension of in-person meetings and events caused by the global COVID-19 pandemic, which began to significantly affect the Company in March 2020 and affected our ability to attract new customers and retain current customers. Revenue from products that support the in-person meetings and event experience, such as Onsite Solutions and Mobile, were most negatively impacted, declining by $4.8 million during the three months ended September 30, 2021 compared to the three months ended September 30, 2020.

Hospitality Cloud revenue decreased $4.2 million, or (9.2)%, during the three months ended September 30, 2021 compared to the three months ended September 30, 2020 primarily due to the suspension of in-person meetings and events caused by the global COVID-19 pandemic, which began to significantly affect our business in March 2020. As discussed in the section “Factors Affecting our Operating Performance - Seasonality,” above, Hospitality Cloud sales are highly seasonal, and approximately 50% of annual sales are closed in the fourth quarter of each year. Given the high percentage of Hospitality Cloud sales that are closed in the fourth quarter and the ratable revenue recognition of those sales in the following year, the amount of Hospitality Cloud sales that are made in the fourth quarter of the year will significantly drive the revenue growth of the following year. Hospitality Cloud sales in the fourth quarter of 2020 were down relative the fourth quarter of the prior year, which drove the decline in Hospitality Cloud revenue during the three months ended September 30, 2021 compared to the prior year.

We generate the majority of our revenue from North America. Revenue from outside North America accounted for 13.9% and 12.7%, respectively, of total revenue for the three months ended September 30, 2021 and 2020, respectively. In the near-term, in absolute dollars, we expect that total revenue from outside North America will increase at the same rate as the rest of our business, and as such, we expect total revenue from outside of North America as proportion of total revenue will not substantially change.

Cost of Revenue

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Cost of revenue	$50,635	$39,888	$10,747	26.9%

Cost of revenue for the three months ended September 30, 2021 was $50.6 million, an increase of $10.7 million, or 26.9%, compared to the three months ended September 30, 2020. This increase in cost of revenue was driven by an increase in costs related to supporting virtual, in-person, and hybrid events. These costs include third-party costs, which increased $2.8 million, and credit card interchange fees related to our merchant services business, which increased $1.2 million. Additionally, employee expenses increased $3.5 million due to a 28.1% increase in average headcount, hosting expense increased $1.5 million and costs associated with our client conference, which was held in a hybrid manner with in-person and virtual delivery models this year, increased $1.0 million.

Operating Expenses

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Sales and marketing	$37,161	$29,004	$8,157	28.1%
Research and development	25,685	20,970	4,715	22.5%
General and administrative	25,358	20,243	5,115	25.3%
Intangible asset amortization, exclusive of amounts included in cost of revenue	12,757	13,491	(734)	-5.4%

Total operating expenses	$100,961	$83,708	$17,253	20.6%

Sales and Marketing. Sales and marketing expenses for the three months ended September 30, 2021 were $37.2 million, an increase of $8.2 million, or 28.1%, compared to the three months ended September 30, 2020. This increase was driven primarily by a $3.3 million increase in marketing costs associated with our client conference, which was held in a hybrid manner with in-person and virtual delivery models this year, a $1.2 million increase in marketing program spend, higher employee expenses of $2.8 million due to a 5.2% increase in average headcount, and a $1.2 million increase in stock-based compensation.

Research and Development. Research and development expenses for the three months ended September 30, 2021 were $25.7 million, an increase of $4.7 million, or 22.5%, compared to the three months ended September 30, 2020. This increase was driven primarily by higher employee expenses of $3.4 million due to a 9.9% increase in average headcount, $1.1 million in increased stock-based compensation and a $0.5 million increase in contracted services. These increases were partially offset by a $0.3 million decrease in depreciation expense.

General and Administrative. General and administrative expenses for the three months ended September 30, 2021 were $25.4 million, an increase of $5.1 million, or 25.3%, compared to the three months ended September 30, 2020. This increase was driven primarily by a $4.1 million increase in bad debt expense due to negotiated settlements with customers who were negatively impacted by COVID-19, higher employee expenses of $1.2 million due to a 11.5% increase in average headcount, a $0.8 million increase in contracted services primarily related to public company readiness, and a $1.0 million increase in stock-based compensation. Partially offsetting these increases were a $1.8 million decrease in restructuring costs associated with shuttering certain office spaces in the prior year.

Intangible Asset Amortization, Exclusive of Amounts Included in Cost of Revenue. Intangible asset amortization, exclusive of amounts included in cost of revenue for the three months ended September 30, 2021 was $12.8 million, a decrease of $0.7 million, or 5.4%, compared to the three months ended September 30, 2020. This decrease was driven primarily by the scheduled decline in the amortization of intangible assets acquired in past years and no significant business acquisitions occurring in 2021.

Interest Expense

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Interest expense	(7,546)	(8,151)	605	(7.4)%

Interest expense for the three months ended September 30, 2021 was $7.5 million, a decrease of $0.6 million, or (7.4)%, compared to the three months ended September 30, 2020. This decrease was driven primarily by a slightly lower variable rate, i.e., one-month LIBOR, on our outstanding long-term debt. In addition, there were outstanding revolving borrowings during the three months ended September 30, 2020 incurring interest whereas there were zero outstanding borrowings during the three months ended September 31, 2021. The Revolving Credit Facility was fully repaid in April 2021.

Amortization of Deferred Financing Costs and Debt Discount

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Amortization of deferred financing costs and debt discount	(938)	(948)	10	(1.1)%

Amortization of deferred financing costs and debt discount for the three months ended September 30, 2021 was $0.9 million, which did not significantly change compared to the three months ended September 30, 2020.

Other Income, Net

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Other income, net	1,864	461	1,403	304.3%

Other income, net for the three months ended September 30, 2021 was $1.9 million, an increase of $1.4 million, compared to the three months ended September 30, 2020. This increase was primarily driven by realized foreign exchange gains of $0.6 million for the three months ended September 30, 2021, compared to $(0.9) million realized foreign exchange losses in the three months ended September 30, 2020.

Provision for Income Taxes

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Provision for income taxes	1,968	648	1,320	203.7%

Provision for income taxes for the three months ended September 30, 2021 was $2.0 million, an increase of $1.3 million, compared to the three months ended September 30, 2020. The increase primarily resulted from the recording of higher pre-tax book income in foreign jurisdictions.

Comparison of the nine months ended September 30, 2021 and 2020

The following table sets forth our consolidated statement of operations for the period indicated:

	Nine Months Ended September 30,
	2021	2020
	(in thousands)
Consolidated Statement of Operations Data:
Revenue:
Event cloud	$259,207	$237,859
Hospitality cloud	114,952	145,357

Total revenue	374,159	383,216
Cost of revenue	140,479	134,334
Gross profit	233,680	248,882
Operating expenses:
Sales and marketing	99,069	99,543
Research and development	72,016	68,992
General and administrative	63,711	63,881
Intangible asset amortization, exclusive of amounts included in cost of revenue	38,721	40,416

Total operating expenses	273,517	272,832

Loss from operations	(39,837)	(23,950)
Interest expense	(22,717)	(27,695)
Amortization of deferred financial costs and debt discount	(2,823)	(2,852)
Loss on divestures, net	—	(9,634)
Other income, net	6,135	1,919

Loss before income taxes	(59,242)	(62,212)
Provision for income taxes	5,294	4,870

Net loss	(64,536)	(67,082)

The following table sets forth our consolidated statements of operations data expressed as a percentage of total revenue for the period indicated:

	Nine Months Ended September 30,
	2021	2020
Consolidated Statement of Operations Data:
Revenue:
Event cloud	69.3%	62.1%
Hospitality cloud	30.7%	37.9%
Total revenue	100.0%	100.0%
Cost of revenue	37.5%	35.1%
Gross profit	62.5%	64.9%
Operating expenses:
Sales and marketing	26.5%	26.0%
Research and development	19.2%	18.0%
General and administrative	17.0%	16.7%
Intangible asset amortization, exclusive of amounts included in cost of revenue	10.3%	10.5%

Total operating expenses	73.1%	71.2%

Loss from operations	(10.6)%	(6.2)%
Interest expense	(6.1)%	(7.2)%
Amortization of deferred financial costs and debt discount	(0.8)%	(0.7)%
Loss on divestures, net	—	(2.5)%
Other income, net	1.6%	0.5%

Loss before income taxes	(15.8)%	(16.2)%
Provision for income taxes	1.4%	1.3%

Net loss	(17.2)%	(17.5)%

Revenue

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Revenue:
Event Cloud	$259,207	$237,859	$21,348	9.0%
Hospitality Cloud	114,952	145,357	(30,405)	(20.9)%

Total revenue	$374,159	$383,216	$(9,057)	(2.4)%

Total revenue for the nine months ended September 30, 2021 was $374.2 million, a decrease of $9.1 million, or (2.4)% compared to the nine months ended September 30, 2020. Event Cloud revenue accounted for $259.2 million, or 69.3% of total revenue, and Hospitality Cloud revenue accounted for $115.0 million, or 30.7% of total revenue, for the nine months ended September 30, 2021.

Event Cloud revenue increased $21.3 million, or 9.0%, during the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. This increase was primarily due to a $48.9 million increase in revenue from our new virtual product, Attendee Hub, which we introduced as an integrated component of our

Event Management platform at the end of August 2020 and a $7.6 million increase in revenue from core event management product. This increase was partially offset by the suspension of in-person meetings and events caused by the global COVID-19 pandemic, which began to significantly affect the Company in March 2020 and impacted affected our ability to attract new customers and retain current customers. Revenue from products that support the in-person meetings and event experience, such as Onsite Solutions and Mobile, were most negatively impacted, declining by $36.8 million during the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020.

Hospitality Cloud revenue decreased $30.4 million, or (20.9)%, during the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 primarily due to the suspension of in-person meetings and events caused by the global COVID-19 pandemic, which began to significantly affect our business in March 2020. As discussed in the section “Key Performance Indicators— Seasonality,” Hospitality Cloud sales are highly seasonal, and approximately 50% of annual sales are closed in the fourth quarter of each year. Given the high percentage of Hospitality Cloud sales that are closed in the fourth quarter and the ratable revenue recognition of those sales in the following year, the amount of Hospitality Cloud sales that are made in the fourth quarter of the year will significantly drive the revenue growth of the following year. Hospitality Cloud sales in the fourth quarter of 2020 were down relative to the fourth quarter of the prior year, which drove the decline in Hospitality Cloud revenue during the nine months ended September 30, 2021 compared to the prior year.

We generate the majority of our revenue from North America. Revenue from outside North America accounted for 13.6% and 12.2%, respectively, of total revenue for the nine months ended September 30, 2021 and 2020, respectively. In the near-term, in absolute dollars, we expect that total revenue from outside North America will increase at the same rate as the rest of our business, and as such, we expect total revenue from outside of North America as proportion of total revenue will not substantially change.

Cost of Revenue

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Cost of revenue	$140,479	$134,334	$6,145	4.6%

Cost of revenue for the nine months ended September 30, 2021 was $140.5 million, an increase of $6.1 million, or 4.6%, compared to the nine months ended September 30, 2020. This increase in cost of revenue was driven by an increase in costs related to supporting virtual, in-person, and hybrid events. These costs include third-party costs, which increased $2.0 million, and credit card interchange fees related to our merchant services business, which increased $0.9 million. Additionally, amortization of capitalized software development costs increased $2.8 million as a result of continued enhancement of our product platform, hosting expense increased $2.8 million, employee expenses increased $1.3 million due to a 1.1% increase in average headcount and costs associated with our client conference, which was held in a hybrid manner with in-person and virtual delivery models this year, increased $1.0 million. These cost increases were partially offset by a $1.5 million decline in depreciation expense, a $1.2 million decrease in restructuring expense, $1.0 million in wage subsidies received in 2021 pursuant to the Canada Emergency Wage Subsidy program, and a $0.8 million decline in intangible asset amortization.

Operating Expenses

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Sales and marketing	$99,069	$99,543	$(474)	(0.5)%

Research and development	72,016	68,992	3,024	4.4%
General and administrative	63,711	63,881	(170)	(0.3)%
Intangible asset amortization, exclusive of amounts included in cost of revenue	38,721	40,416	(1,695)	(4.2)%

Total operating expenses	$273,517	$272,832	$685	0.3%

Sales and Marketing. Sales and marketing expenses for the nine months ended September 30, 2021 were $99.1 million, a decrease of $0.5 million, or (0.5%), compared to the nine months ended September 30, 2020. This decrease was driven primarily by a decline in employee expense of $2.2 million due to a (8.3%) decrease in average headcount, a $1.9 million decrease in facilities and depreciation costs, a $0.8 decrease in restructuring expense, and a $0.6 million decrease in travel related expenses. Partially offsetting these declines were a $3.3 million increase in marketing costs associated with our client conference, which was held in a hybrid manner with in-person and virtual delivery models this year, a $1.2 million increase in marketing program spend, and a $1.2 million increase in stock-based compensation.

Research and Development. Research and development expenses for the nine months ended September 30, 2021 were $72.0 million, an increase of $3.0 million, or 4.4%, compared to the nine months ended September 30, 2020. This increase was driven primarily by higher employee expenses of $6.6 million due to a 1.3% increase in average headcount, $0.9 million in increased stock-based compensation and a $0.5 million increase in contracted services. These increases were partially offset by a $3.4 million wage subsidy received in 2021 pursuant to the Canada Emergency Wage Subsidy program, lower restructuring expense of $0.8 million, and a $0.7 million decrease in depreciation expense.

General and Administrative. General and administrative expenses for the nine months ended September 30, 2021 were $63.7 million, a decrease of $0.2 million, or (0.3%), compared to the nine months ended September 30, 2020. This decrease was driven primarily by a $1.6 million decrease in legal costs associated with prosecuting a trade secret misappropriation claim, a $0.7 million decrease in legal and consulting costs incurred to consider strategic alternatives, a $2.0 million decrease in restructure costs associated with shuttering certain office spaces in the prior year, a $1.2 million decrease in licenses and fees, and a $0.9 million decrease in travel related expenses. Partially offsetting these decreases were a $4.7 million increase in bad debt expense due to negotiated settlements with customers who were negatively impacted by COVID-19, and a $1.5 million increase in contracted services primarily related to public company readiness.

Intangible Asset Amortization, Exclusive of Amounts Included in Cost of Revenue. Intangible asset amortization, exclusive of amounts included in cost of revenue for the nine months ended September 30, 2021 was $38.7 million, a decrease of $1.7 million, or 4.2%, compared to the nine months ended September 30, 2020. This decrease was driven primarily by the scheduled decline in the amortization of intangible assets acquired in past years and no business acquisitions occurring in 2020.

Interest Expense

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Interest expense	$(22,717)	$(27,695)	$4,978	(18.0%)

Interest expense for the nine months ended September 30, 2021 was $22.7 million, a decrease of $5.0 million, or (18.0)%, compared to the nine months ended September 30, 2020. This decrease was driven primarily by a lower variable rate, i.e., one-month LIBOR on our outstanding long-term debt and revolving borrowings. The Revolving Credit Facility was fully repaid in April 2021 reducing interest expense in the nine months ended September 30, 2021 versus the nine months ended September 30, 2020 when there were significant revolving borrowings.

Amortization of Deferred Financing Costs and Debt Discount

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Amortization of deferred financing costs and debt discount	$(2,823)	$(2,852)	$29	(1.0)%

Amortization of deferred financing costs and debt discount for the nine months ended September 30, 2021 was $2.8 million, down (1.0)% compared to the nine months ended September 30, 2020.

Loss on Divestitures, Net

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Loss on divestitures, net	$—	$(9,634)	$9,634	(100.1)%

Loss on divestitures, net for the nine months ended September 30, 2021 was $0 compared to a loss of $(9.6) million for the nine months ended September 30, 2020. This loss is result of the divestiture of Kapow Events in June 2020. There were no divestitures during the nine months ended September 30, 2021.

Other Income, Net

	Nine Months Ended September 30,
	2021	2020	$Change	%Change
	(in thousands)
Other income, net	$6,135	$1,919	$4,216	219.7%

Other income, net for the nine months ended September 30, 2021 was $6.1 million, an increase of $4.2 million, compared to the nine months ended September 30, 2020. This increase was primarily driven by a sales tax settlement received during the second quarter of 2021.

Provision for Income Taxes

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Provision for income taxes	$5,294	$4,870	$424	8.7%

Provision for income taxes for the nine months ended September 30, 2021 was $5.3 million, an increase of $0.4 million, or 8.7%, compared to the nine months ended September 30, 2020. The increase primarily resulted from the recording of higher pre-tax book income in foreign jurisdictions.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the non-GAAP measures of Adjusted EBITDA and Adjusted EBITDA margin are useful in evaluating our operating performance. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and assists in comparisons with other companies, some of which use similar non-GAAP information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly-titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are supplemental measures of operating performance monitored by management that are not defined under GAAP and that do not represent, and should not be considered as, an alternative to net loss or net loss margin, as determined by GAAP. We define Adjusted EBITDA as net loss adjusted for interest expense, amortization of deferred financing costs and debt discount, gain/(loss) on divestitures, net, other income/(expense), net, provision for/(benefit from) income taxes, depreciation, amortization of software development costs, intangible asset amortization, stock-based compensation expense, restructuring expense, cost related to acquisitions, and other items. Adjusted EBITDA margin represents Adjusted EBITDA divided by revenue. We use Adjusted EBITDA and Adjusted EBITDA margin to understand and evaluate our core operating performance and trends. We believe Adjusted EBITDA and Adjusted EBITDA margin are helpful to investors, analysts, and other interested parties because it can assist in providing a more consistent and comparable overview of our operations across our historical financial periods.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider either in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA alongside other financial performance measures, including net loss, net loss margin and our other GAAP results. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to imply that our future results will be unaffected by the types of items excluded from the calculation of Adjusted EBITDA and Adjusted EBITDA margin. Adjusted EBITDA and Adjusted EBITDA margin are not a presentation made in accordance with GAAP and the use of the term varies from others in our industry.

A reconciliation of Adjusted EBITDA to net loss and of Adjusted EBITDA margin to net loss margin (defined as net loss divided by revenue), the most directly comparable GAAP measure, respectively, is as follows:

	For the three months ended September 30,
	2021	2020
Adjusted EBITDA:
Net loss	$(26,126)	$(14,375)
Adjustments
Interest expense	7,546	8,151
Amortization of deferred financing costs and debt discount	938	948
Other income, net	(1,864)	(461)
Provision for income taxes	1,968	648
Depreciation	2,493	3,698
Amortization of software development costs	15,508	15,266
Intangible asset amortization	12,757	13,491
Stock-based compensation expense	8,387	4,879
Restructuring expense (2)	1,212	2,634
Cost related to acquisitions (3)	60	112

Other items (4)	547	1,162

Adjusted EBITDA	$23,426	$36,153

Adjusted EBITDA Margin:
Revenue	$134,058	$118,507
Net loss margin (5)	(19.5)%	(12.1)%
Adjusted EBITDA margin (5)	17.5%	30.5%

	For the nine months ended September 30,
	2021	2020
Adjusted EBITDA:
Net loss	$(64,536)	$(67,082)
Adjustments
Interest expense	22,717	27,695
Amortization of deferred financing costs and debt discount	2,823	2,852
Loss on divestitures, net (1)	—	9,634
Other income, net	(6,135)	(1,919)
Provision for income taxes	5,294	4,870
Depreciation	8,478	11,966
Amortization of software development costs	45,917	43,860
Intangible asset amortization	38,721	40,416
Stock-based compensation expense	16,811	14,557
Restructuring expense (2)	1,777	6,568
Cost related to acquisitions (3)	1,245	788
Other items (4)	(2,255)	4,442

Adjusted EBITDA	$70,857	$98,647

Adjusted EBITDA Margin:
Revenue	$374,159	$383,216
Net loss margin (5)	(17.2)%	(17.5)%
Adjusted EBITDA margin (5)	18.9%	25.7%

(1)	Loss on divestitures, net is the result of the divestiture of Kapow Events in June 2020.
(2)

Restructuring expense includes costs associated with severance related to the global reduction in force that took place in May 2020 in response to the global COVID-19 pandemic, severance to employees of acquired entities, retention bonuses to employees of acquired entities, costs to discontinue use of a back-office system and closing of office space.

(3)	Represents costs incurred in association with acquisition activity, including due diligence and post-acquisition earn out payments.
(4)	Includes other costs associated with litigation, private equity management fees, and credit facility fees, net of the gain from government subsidies related to global COVID-19 pandemic.
(5)	Net loss margin represents net loss divided by revenue and Adjusted EBITDA margin represents Adjusted EBITDA divided by revenue.

Liquidity and Capital Resources

Our principal sources of liquidity are cash and cash equivalents, on-going collection of our accounts receivable and our Credit Facilities. Cash and cash equivalents may include holdings in bank demand deposits, money market instruments and certificates of deposit. We also periodically invest a portion of our excess cash in short-term investments with stated maturity dates between three months and one year from the purchase date.

Our U.S. entities held $64.6 million and $26.0 million in cash and cash equivalents and short-term investments as of September 30, 2021 and December 31, 2020, respectively. Our non-U.S. entities held $53.5 million and $39.2 million in cash and cash equivalents and short-term investments as of September 30, 2021 and December 31, 2020, respectively.

Due to the global COVID-19 pandemic, in March 2020, global economic activity slowed down. In anticipation of possible constraints on cash and working capital, the Company fully drew on its Revolving Credit Facility on March 20, 2020. We repaid portions of the outstanding Revolving Credit Facility balance in May, September, and December 2020, leaving $13.4 million drawn as of December 31, 2020. We repaid the remaining outstanding balance on our Revolving Credit Facility as of April 2021.

As previously discussed above, during the fourth quarter the Company completed our Business Combination with Dragoneer. Net proceeds from this transaction after deducting fees and expenses were approximately $523.0 million, $500.0 million of which was used to repay the outstanding principal indebtedness under our Term Loan Facility. The remaining net proceeds will be included in cash and cash equivalents on our consolidated balance sheet.

We believe that existing cash and cash equivalents and short-term investments held by us, cash and cash equivalents anticipated to be generated by us (including the net proceeds generated from the fourth quarter Business Combination) and borrowing capacity under our revolving line of credit are sufficient to meet working capital requirements, anticipated capital expenditures, and contractual obligations for at least 12 months. We also believe that these financial resources will continue to allow us to manage the ongoing impact of COVID-19 on our business operations for the foreseeable future, including mitigating potential reductions in revenue and delays in payments from our customers and partners. Our future capital requirements will depend on several factors, including but not limited to our obligation to repay any amounts outstanding under our Credit Facilities, our subscription growth rate, subscription renewal activity, billing frequency, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced solutions and the continuing market adoption of our platform. In the future, we may enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights.

We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies, this could reduce our ability to compete successfully and harm our results of operations.

Material Cash Requirements for Known Contractual and Other Obligations

The following is a description of commitments for capital expenditures and other known and reasonably likely cash requirements as September 30, 2021 and December 31, 2020. We anticipate fulfilling such commitments with our existing cash and cash equivalents short-term investments and borrowing capacity under our Revolving Credit Facility, which amounted to $39.6 million as of September 30, 2021 and December 31, 2020.

In the ordinary course of business, we enter into various purchase commitments primarily related to third-party cloud hosting, technology operations and data services. Total non-cancelable purchase commitments as of December 31, 2020 were approximately $33.0 million expiring at various dates through 2023. Total non-cancelable purchase commitments as of September 30, 2021 were approximately $14.6 million expiring at various dates through 2023.

We entered into the Credit Facilities on November 30, 2017 and increased the amount of the Term Loan Facility by way of incremental facilities on October 16, 2018 and October 26, 2018. A portion of the proceeds under the Term Loan Facility was used to repay borrowings outstanding under our then existing credit facilities, together with accrued interest, a prepayment premium and related expenses, and the proceeds of the incremental facilities were used to finance additional acquisitions or to refinance acquisition indebtedness. In April 2021, we amended and extended our Revolving Credit Facility through August 30, 2024. Due to the spread of COVID-19 in the beginning of 2020, the global economic activity slowed down and in anticipation of constraints on cash and working capital, we fully drew on the Revolving Credit Facility on March 20, 2020. We paid off portions of the Revolving Credit Facility in May, September, and December 2020 and repaid the remaining balance as of April 2021. Additionally, as noted above, we used net proceeds from the Business Combination in the fourth quarter to repay $500.0 million of principal under the Term Loan Facility. Further information regarding the Company’s debt issuances and payment commitments can be found in Note 11, Debt, of our consolidated financial statements attached hereto as Exhibit 99.1.

Credit Facilities

Borrowings under the Credit Facilities bear interest at a rate per annum, at our option, equal to an applicable margin, plus, (a) for alternative base rate borrowings, the highest of (i) the prime rate in effect on such day as determined by the administrative agent, (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1.00% and (iii) LIBOR (subject to a floor of 0.0%) plus 1.00% and (b) for eurocurrency borrowings, LIBOR for the relevant interest period divided by 1 minus the Statutory Reserves (if any) (each term as defined in the Credit Agreement) (subject to a floor of 0.0%). The applicable margin for borrowings under the Credit Facilities is (a) with respect to term loan borrowings, 2.75% for alternate base rate borrowings and 3.75% for eurocurrency borrowings, and (b) with respect to revolving loans, 2.75% for alternate base rate borrowings and 3.75% for eurocurrency borrowings when our first lien leverage ratio is greater than 4.00 to 1.00, with step downs to (i) 2.50% for alternate base rate borrowings and 3.50% for eurocurrency borrowings when our first lien leverage ratio is less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00 and (ii) 2.25% for alternate base rate borrowings and 3.25% for eurocurrency borrowings when our first lien leverage ratio is less than or equal to 3.50 to 1.00. Our first lien leverage ratio is determined in accordance with the terms of the Credit Facilities. The interest rate on our Term Loan Facility was 3.8% as of September 30, 2021, and 3.9% at December 31, 2020, and the interest rate on our Revolving Credit Facility was 3.8% as of September 30, 2021 and 3.9% at December 31, 2020.

On November 18, 2021, the Company entered into the Second Amendment which, among other things, provide the Company the option to report to the lenders financial statements at the consolidated parent level.

Cash Flows

The following table presents a summary of our consolidated cash flows from operating, investing and financing activities for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30,
	2021	2020
	(in thousands)
Net cash provided by operating activities	$121,558	$53,830
Net cash used in investing activities	(50,383)	(35,269)
Net cash (used in)/provided by financing activities	(18,886)	7,954
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,250)	(1,471)

Change in cash, cash equivalents, and restricted cash	50,039	25,044
Cash, cash equivalents, and restricted cash at beginning of year	65,470	72,721

Cash, cash equivalents, and restricted cash at September 30, 2021 and 2020	$115,509	$97,765

Operating Activities

Net cash provided by operating activities is significantly influenced by the amount of cash we invest in personnel and infrastructure to support the anticipated growth of our business and the amount and timing of customer payments. Cash provided by operations in the nine months ended September 30, 2021 and 2020 is primarily attributable to net loss adjusted for non-cash items. Cash provided by operations is also attributable to the change in accounts receivable and deferred revenue, which is driven by the seasonality of our business and our collections process. Our cash flows from operating activities are generally reflective of our ability to invoice annual subscription fees upfront with payments due 30 days after the customer’s receipt of the invoice. The first and fourth quarters historically include a higher level of cash collections, which is a result of higher levels of invoicing in the first and fourth quarters.

For the nine months ended September 30, 2021, net cash provided by operating activities was $121.6 million, which was primarily driven by a $64.5 million net loss adjusted for non-cash items including $93.1 million in depreciation and amortization, $21.6 million in amortization of capitalized commissions and $16.8 million in stock-based compensation as well as other working capital components including a $52.6 million decrease in accounts receivable partially offset by a $26.7 million increase in capitalized commissions, net and a $18.9 million increase in deferred revenue. For the nine months ended September 30, 2020, net cash provided by operating activities was $53.8 million, which was primarily driven by a $67.1 million net loss adjusted for non-cash items including $96.2 million in depreciation and amortization, $22.1 million in amortization of capitalized commissions and $14.6 million in stock-based compensation as well as other working capital components including a $32.4 million decrease in accounts receivable, a $19.1 million decrease in deferred revenue partially offset by a $22.9 million increase in capitalized commissions, net and a $18.3 million increase in accounts payable, accrued expenses and other liabilities.

Investing Activities

Our investing activities have consisted primarily of costs related to software developed for internal use, purchases of computer equipment and leasehold improvements, purchases and sales of short-term investments, business acquisitions and proceeds from the divestiture of Kapow Events in 2020. As with other parts of our business, capital expenditures were significantly lower in 2021 and 2020 as a result of the global COVID-19 pandemic. As the impact of the pandemic lessens and our business grows, we expect our capital expenditures and our investment activity to increase.

For the nine months ended September 30, 2021, net cash used in investing activities was $50.4 million, reflecting $30.3 million in capitalized software development, $14.8 million for the acquisition of Shoflo, LLC, net of maturities, $2.8 million of purchases of property and equipment and $2.7 million of purchases of short-term investments. For the nine months ended September 30, 2020, net cash used in investing activities was $35.3 million, reflecting $32.4 million in capitalized software development, $1.4 million for the acquisition of SummitSync, $1.3 million of purchases of property and equipment and $0.6 million of purchases of short-term investments, net of maturities.

Financing Activities

Our financing activities have consisted primarily of proceeds from and principal payments on the Company’s Term Loan and Revolving Credit Facilities and proceeds from the exercise of stock options.

For the nine months ended September 30, 2021, net cash used by financing activities was $18.9 million, consisting of $13.4 million in repayments on the Company’s $40.0 million Revolving Credit Facility and $6.0 million of scheduled principal payments on the Company’s Term Loan Facility. For the nine months ended September 30, 2020, net cash provided by financing activities was $8.0 million, consisting of $13.9 million in proceeds from drawing on the Company’s $40.0 million Revolving Credit Facility and $6.0 million of scheduled principal payments on the Company’s Term Loan Facility.

Commitments and Contingencies

See the information set forth in Note 13 (Commitments and Contingencies) to the accompanying financial statements attached hereto in Exhibit 99.1.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements attached hereto as Exhibit 99.1. The preparation of our financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates, impacting our reported results of operations and financial condition.

Our critical accounting estimates are those that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material effect on our consolidated financial statements or our results of operation. A thorough understanding of these critical accounting estimates is essential when reviewing our consolidated financial statements. We believe that the critical accounting estimates are the most difficult management decisions as they involve the use of significant estimates and assumptions as described above. Refer to “Note 2—Summary of Significant Accounting Policies” in Exhibit 99.1 attached hereto for more detailed information regarding our critical accounting estimates.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in foreign currency rates, although we also have some exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.

Foreign Currency Exchange Risk

Foreign currency exchange rates are subject to fluctuation and may cause us to recognize transaction gains and losses in our consolidated statement of operations and comprehensive loss. A portion of our business is conducted through our subsidiary in India whose functional currency is the U.S. Dollar. Our primary foreign currency exchange risk arises from subsidiaries operating in foreign countries where the functional currency is the local currency, including the U.K., Germany, and Canada. We report our foreign subsidiaries’ financial results upon the translation into USD. To the extent that transactions by our foreign subsidiaries are denominated in currencies other than the U.S. Dollar, we bear the risk that fluctuations in the exchange rates of the U.S. Dollar in relation to other currencies could increase our costs and expenses. Realized foreign currency transaction (gains)/losses are included in net loss and were $2.0 million and $(2.2) million in the three months ended September 30, 2021 and 2020 and $2.3 million and $1.5 million in the nine months ended September 30, 2021 and 2020, respectively.

To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedging transactions may be limited, and we may not be able to successfully hedge our exposure. During the nine months ended September 30, 2021 and 2021, a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have had a material impact on our consolidated financial statements.

Interest Rate Risk

Our primary market risk exposure is changing LIBOR-based interest rates. Our Credit Facilities bear interest at a floating rate at our option of a rate per annum equal to (a) LIBOR (subject to a floor of 0.0%) plus an applicable margin of 3.75%, or (b) an alternative base rate plus an applicable margin of 2.75% (as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facilities,” above). At December 31, 2020, we had outstanding principal balances of $771.6 million and $13.8 million (including $0.4 million in outstanding letters of credit) under our Term Loan Facility and Revolving Credit Facility, respectively. Based on the amounts outstanding, a 100-basis point increase or decrease in market interest rates over a twelve-month period would result in a change to interest expense of $7.9 million. At

September 30, 2021, we had outstanding principal balances of $765.7 million and $0.4 million (including $0.4 million in outstanding letters of credit) under our Term Loan Facility and Revolving Credit Facility, respectively. Based on the amounts outstanding, a 100-basis point increase or decrease in market interest rates over a twelve-month period would result in a change to interest expense of $7.7 million.

Properties

Reference is made to the disclosure contained in the Proxy Statement/Prospectus/Consent Solicitation in the section entitled “Information about Cvent” in the subsection entitled “Facilities” beginning on page 275 of the Proxy Statement/Prospectus/Consent Solicitation, and that information is incorporated herein by reference.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers after the Closing is set forth in the Proxy Statement/Prospectus/Consent Solicitation in the sections entitled “Management of New Cvent Following the Business Combination” and “Executive Compensation” beginning on pages 333 and page 320, respectively, of the Proxy Statement/Prospectus/Consent Solicitation, which are incorporated herein by reference.

Directors

Effective immediately at the First Effective Time, in connection with the Business Combination, the size of the Board was set at nine (9) members. Each of Marc Stad, Pat Robertson, Sarah J. Friar, David D. Ossip, Gokul Rajaram and Jay Simons resigned as directors of the Company effective as of the immediately upon the First Effective Time. Effective immediately upon the First Effective Time, Rajeev K. Aggarwal, Sanjeev Bansal, David Breach, Jim Frankola, Betty Hung, Marcela Martin, Sam Payton, Maneet Saroya and Nicolas Stahl were elected to serve as directors on the Board. Mr. Saroya will serve as the Chairman of the Board.

Sanjeev Bansal, Betty Hung and Maneet Saroya were appointed to serve as Class I directors, with terms expiring at the Company’s 2022 annual meeting of stockholders; David Breach, Sam Payton and Nicolas Stahl were appointed to serve as Class II directors, with terms expiring at the Company’s 2023 annual meeting of stockholders; and Rajeev Aggarwal, Jim Frankola and Marcela Martin were appointed to serve as Class III directors, with terms expiring at the Company’s 2024 annual meeting of stockholders. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus/Consent Solicitation in the section entitled “Management of New Cvent Following the Business Combination” beginning on page 333 of the Proxy Statement/Prospectus/Consent Solicitation, which is incorporated herein by reference.

Independence of Directors

Prior to our completion of this Business Combination, the Board and the board of Dragoneer (the “Dragoneer Board”) determined that Sanjeev Bansal, Jim Frankola and Marcela Martin meet the requirements to be independent directors. In making this determination, the Board and the Dragoneer Board considered the relationships that each such non-employee director has with Dragoneer and the relationship they will have with the New Cvent and all other facts and circumstances that the Board and the Dragoneer Board, respectively, deemed relevant in determining their independence, including beneficial ownership of Dragoneer and New Cvent Common Stock.

Controlled Company Status

Following the Business Combination, Vista Equity Partners Fund VI, L.P., Vista Equity Partners Fund VI-A, L.P., VEPF VI FAF, L.P., VEPF III AIV VI, L.P., VEPF III AIV VI-A, L.P., VEPF IV AIV VII, L.P., VEPF IV AIV VII-A, L.P., VFF I AIV IV, L.P. and VFF I AIV IV-A, L.P. (collectively, the “Vista Funds”) control a majority of outstanding New Cvent Common Stock. As a result, New Cvent is a “controlled company.” Under the Nasdaq rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock:

•	the company has a board that is composed of a majority of “independent directors,” as defined under the rules of such exchange;

•	the company has a compensation committee that is composed entirely of independent directors; and

•	the company has a nominating and corporate governance committee that is composed entirely of independent directors.

Following the Closing, New Cvent relied on this exemption. As a result, New Cvent does not have a majority of independent directors on our Board. In addition, New Cvent’s compensation committee of the Board (“Compensation and Nominating Committee”) does not consist entirely of independent directors or be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements. See the section in the Proxy Statement/Prospectus/Consent Solicitation entitled “Risk Factors—Risks Related to the Business Combination and Dragoneer—As a “controlled company” within the meaning of Nasdaq listing standards, New Cvent will qualify for exemptions from certain corporate governance requirements. New Cvent has the opportunity to elect any of the exemptions afforded a controlled company.”

Committees of the Board of Directors

Effective immediately after the First Effective Time, the standing committees of the Board consist of an audit committee (the “Audit Committee”) and a Compensation and Nominating Committee. Each of the committees reports to the Board.

On December 8, 2021, effective immediately after the First Effective Time, the Transaction Committee of the Board (the “Transaction Committee”) appointed Sanjeev Bansal, Jim Frankola and Marcela Martin to serve on the Audit Committee, with Mr. Frankola serving as chair of the Audit Committee. The Transaction Committee also appointed Betty Hung, Maneet Saroya and Nicolas Stahl to serve on the Compensation and Nominating Committee, with Ms. Hung serving as chair of the Compensation and Nominating Committee.

Executive Officers

Effective immediately after the First Effective Time, in connection with the Business Combination, the Transaction Committee appointed the following individuals as the Company’s executive officers: Rajeev K. Aggarwal to serve as Founder and Chief Executive Officer, Charles Ghoorah to serve as Co-Founder, President of Worldwide Sales and Marketing, David Quattrone to serve as Co-Founder, Chief Technology Officer, William J. Newman III to serve as Senior Vice President and Chief Financial Officer and Lawrence J. Samuelson to serve as Senior Vice President, General Counsel and Corporate Secretary. Effective upon the First Effective Time, Marc Stad resigned as Chairman and Chief Executive Officer and Pat Robertson resigned as President and Chief Operating Officer. The biographical information for the new executive officers set forth in the Proxy Statement/Prospectus/Consent Solicitation in the section entitled “Management of New Cvent Following the Business Combination” beginning on page 333 of the Proxy Statement/Prospectus/Consent Solicitation, is incorporated herein by reference.

Director Compensation

The compensation of the Company’s non-employee directors is described in the Proxy Statement/Prospectus/Consent Solicitation in the sections titled “Management of New Cvent Following the Business Combination,” and “Director Compensation” each beginning on page 333 of the Proxy Statement/Prospectus/Consent Solicitation and each of which is incorporated herein by reference.

Executive Compensation

The compensation of the Company’s executive officers is described in the Proxy Statement/Prospectus/Consent Solicitation in the sections titled “Management of New Cvent Following the Business Combination,” and “Executive Compensation” beginning on pages 333 and 320 of the Proxy Statement/Prospectus, respectively, and each of which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to New Cvent regarding the beneficial ownership of the New Cvent Common Stock as of the Closing Date, after giving effect to the Closing, by:

•	each person who is known by New Cvent to be the beneficial owner of more than 5% of the outstanding shares of the New Cvent Common Stock;

•	each current named executive officer and director of New Cvent; and

•	all current executive officers and directors of New Cvent, as a group.

The beneficial ownership percentages set forth in the table below are based on 481,121,695 shares of New Cvent Common Stock issued and outstanding as of the Closing Date. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of stock options, within 60 days of December 8, 2021. Shares subject to options that are currently exercisable or exercisable within 60 days of December 8, 2021 are considered outstanding and beneficially owned by the person holding such shares, options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to the Company, the Company believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding Common Stock
Directors and Named Executive Officers:
Rajeev K. Aggarwal(3)	20,862,702	4.3%
Charles Ghoorah(4)	5,999,280	1.2%
David Quattrone(4)	6,408,610	1.3%
Lawrence Samuelson(5)	763,751	*
William J. Newman III(5)	379,379	*
Sanjeev Bansal(6)	2,265,384	*
David Breach	—	—
Jim Frankola	—	—
Betty Hung	—	—
Marcela Martin	—	—
Sam Payton	—	—
Maneet Saroya	—	—
Nicolas Stahl	—	—
All Directors and Executive Officers of the Company as a Group (thirteen individuals)(7)	36,679,106	7.3%
Five Percent Holders:
Vista Funds(8)	397,745,049	82.7%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of those listed in the table above is 1765 Greensboro Station Place, 7th Floor, Tysons, Virginia, 22102.

(2)

The beneficial ownership of New Cvent immediately upon consummation of the Business Combination is based on 481,121,695    shares of New Cvent Common Stock outstanding as of such date, and consists of (i) 4,286,667 Class A ordinary shares that converted into a like number of shares of New Cvent Common Stock, (ii) 6,900,000 Class B ordinary shares that converted into a like number of shares of New Cvent Common Stock, (iii) 416,483,028 shares of New Cvent Common Stock that were issued to the holders of shares of common stock of Legacy Cvent, (iv) 5,000,000 Class A ordinary shares that were issued in connection with the Forward Purchase Agreement substantially concurrently with the consummation of the Business Combination, (v) 47,500,000 shares of New Cvent Common Stock that were issued in the PIPE Financing, (vi) 752,000 private placement shares held by Sponsor and (vii) 200,000 Class A ordinary shares that were issued upon conversion of the principal amount of a working capital loan provided by Sponsor.

(3)	Includes 9,217,654 options that are vested and exercisable within 60 days from December 8, 2021.
(4)	Includes 4,908,791 options that are vested and exercisable within 60 days from December 8, 2021.
(5)	Represents options that are vested and exercisable within 60 days from December 8, 2021.
(6)	Includes 44,018 options that are vested and exercisable within 60 days from December 8, 2021.
(7)	Includes 20,222,384 options that are vested and exercisable within 60 days from December 8, 2021.
(8)

Represents 181,049,399 shares held directly by Vista Equity Partners Fund VI, L.P., or VEPF VI, 109,372,061 shares held directly by Vista Equity Partners Fund VI-A, L.P., or VEPF VI-A, and 2,203,215 shares held directly by VEPF VI FAF, L.P., or VEPF VI FAF. Vista Equity Partners Fund VI GP, L.P., or VEPF VI GP, is the sole general partner of each of VEPF VI, VEPF VI-A and VEPF VI FAF. VEPF VI GP’s sole general partner is VEPF VI GP, Ltd., or VEPF VI UGP. Robert F. Smith is the Sole Director of VEPF VI UGP, as well as one of its 11 Members. VEPF Management, L.P., or VEPF Management, is the sole management company of each of VEPF VI, VEPF VI-A and VEPF VI FAF. VEPF Management’s sole general partner is VEP Group, LLC, or VEP Group, and VEPF Management’s sole limited partner is Vista Equity Partners Management, LLC, or VEPM. VEP Group is the Senior Managing Member of VEPM.

Additionally represents 51,185,845 shares held directly by VEPF IV AIV VII, L.P., or VEPF IV, and 19,637,433 shares held directly by VEPF IV AIV VII-A, L.P., or VEPF IV-A. Vista Equity Partners Fund IV GP, LLC, or VEPF IV GP, is the sole general partner of each of VEPF IV and VEPF IV-A. VEPF IV GP’s sole senior managing member is VEP Group.

Additionally represents 18,693,976 shares held directly by VEPF III AIV VI, L.P., or VEPF III, and 3,427,576 shares held directly by VEPF III AIV VI-A, L.P., or VEPF III-A. Vista Equity Partners Fund III GP, LLC, or VEPF III GP is the sole general partner of each of VEPF III and VEPF III-A. VEPF III GP’s sole senior managing member is VEP Group.

Additionally represents 6,552,013 shares held directly by VFF I AIV IV, L.P., or VFF I, and 5,623,531 shares held directly by VFF I AIV IV-A, L.P., or VFF I-A, and collectively with VEPF VI, VEPF VI-A, VEPF VI FAF, VEPF IV, VEPF IV-A, VEPF III, VEPF III-A and VFF I, the Vista Funds. Vista Foundation Fund I GP, LLC, or VFF I GP, is the sole general partner of each of VFF I and VFF I-A. VFF I GP’s sole senior managing member is VEP Group.

Robert F. Smith is the sole Managing Member of VEP Group. Consequently, Mr. Smith, VEPF VI UGP and VEP Group may be deemed the beneficial owners of the shares held by VEPF VI, VEPF VI-A and VEPF VI FAF, and Mr. Smith and VEP Group may be deemed the beneficial owners of the shares held by VEPF IV, VEPF IV-A, VEPF III, VEPF III-A, VFF I and VFF I-A. Each of the Vista Funds, VEPF VI UGP, VEP Group and Mr. Smith expressly disclaim beneficial ownership of any shares not held directly. The principal business address of each of the Vista Funds, VEPF VI UGP, VEPF Management and VEP Group is c/o Vista Equity Partners, 4 Embarcadero Center, 20th Fl., San Francisco, California 94111. The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.

Certain Relationships and Related Transactions

Information about certain relationships and related party transactions of the Company is set forth in the section entitled “Certain Relationships and Related Party Transactions—Cvent” beginning on page 346 of the Proxy Statement/Prospectus/Consent Solicitation, which is incorporated herein by reference.

Legal Proceedings

Information about legal proceedings is set forth in the Proxy Statement/Prospectus/Consent Solicitation in the section “Information About Cvent—Legal Proceedings” on page 275 of the Proxy Statement/Prospectus/Consent Solicitation, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information and Holders

The Class A ordinary shares were historically quoted on The Nasdaq Capital Market under the symbol “DGNS.” On December 9, 2021, the New Cvent Common Stock began trading on The Nasdaq Global Market under the new trading symbol “CVT.”

As of the Closing Date and following the completion of the Business Combination, New Cvent had 481,121,695 shares of the New Cvent Common Stock issued and outstanding held of record by approximately 140 holders.

The information set forth in the section of the Proxy Statement/Prospectus/Consent Solicitation entitled “Comparative per Share Market Price and Dividend Information” on page 72 is incorporated herein by reference. Additional information regarding holders of the Company’s securities is set forth above in the section of this Current Report on Form 8-K entitled “Security Ownership of Certain Beneficial Owners and Management.”

Dividends

The Company has not paid any cash dividends on the New Cvent Common Stock to date. The Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, the Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness the Company or its subsidiaries incur. The Company does not anticipate declaring any cash dividends to holders of the New Cvent Common Stock in the foreseeable future.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth below under Item 3.02 of this Current Report on Form 8-K concerning the issuance and sale by the Company of certain unregistered securities, which is incorporated herein by reference.

Description of Registrant’s Securities to be Registered

Common Stock

A description of the New Cvent Common Stock is included in the Proxy Statement/Prospectus/Consent Solicitation in the section entitled “Description of New Cvent Securities—New Cvent Common Stock” beginning on page 350 of the Proxy Statement/Prospectus/Consent Solicitation, which is incorporated herein by reference.

Indemnification of Directors and Officers

Information about indemnification of the Company’s directors and officers is set forth in the Proxy Statement/Prospectus/Consent Solicitation in the section entitled “Management of New Cvent Following the Business Combination— Indemnification of Officers and Directors” beginning on page 347 of the Proxy Statement/Prospectus/Consent Solicitation, which is incorporated herein by reference. The disclosure set forth in Item 1.01 of this Current Report on Form 8-K under the section entitled “Indemnification Agreements” is incorporated by reference into this Item 2.01.

Financial Statements and Supplementary Data

The information set forth in Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Reference is made to the disclosure set forth under Item 4.01 of this Report relating to the changes in certifying accountant.

Financial Statements and Exhibits

The information set forth in Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 3.02.

The shares of New Cvent Common Stock issued in connection with the Subscription Agreements and the Forward Purchase Agreement have not been registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 4.01.	Changes in Registrant’s Certifying Accountant.

On December 8, 2021, the Board approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021, subject to execution of the engagement letter. PwC served as the independent registered public accounting firm of Legacy Cvent prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), Dragoneer’s independent registered public accounting firm prior to the Business Combination, was informed on December 8, 2021 that it would be dismissed and replaced by PwC as the Company’s independent registered public accounting firm.

Withum’s report on Dragoneer’s financial statements as of December 31, 2020, and for the period from September 25, 2020 (inception) through December 31, 2020, and the related notes to the financial statements (collectively, the “financial statements”), did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the substantial doubt about the Company’s ability to continue as a going concern.

During the period from September 25, 2020 (inception) through December 31, 2020, and the subsequent period through December 8, 2021, there were no: (i) disagreements (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Withum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Withum’s satisfaction would have caused Withum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

During the period from September 25, 2020 (Dragoneer’s inception) through December 8, 2021, neither Dragoneer nor anyone on its behalf consulted PwC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Dragoneer’s financial statements, and neither a written report was provided to Dragoneer or oral advice was provided that PwC concluded was an important factor considered by Dragoneer in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Withum with a copy of the disclosures made by the Company in response to this Item 4.01 and has requested that Withum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company in response to this Item 4.01 and, if not, stating the respects in which it does not agree. A letter from Withum is attached hereto as Exhibit 16.1.

Item 5.01.	Changes in Control of the Registrant.

The information set forth in the section entitled “Introductory Note” and in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

As a result of the completion of the Business Combination pursuant to the Business Combination Agreement, a change of control of Dragoneer has occurred, and the stockholders of Dragoneer as of immediately prior to the Closing held 3.6% of the outstanding shares of New Cvent Common Stock immediately following the Closing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in the sections entitled “Directors and Executive Officers” and “Certain Relationships and Related Transactions” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Cvent Holding Corp. 2021 Equity Incentive Plan

At the Special Meeting, the shareholders of Dragoneer considered and approved the Cvent Holding Corp. 2021 Equity Incentive Plan (the “Plan”). The Plan became effective immediately upon the Closing.

A description of the Plan is included in the Proxy Statement/Prospectus/Consent Solicitation in the section entitled “Incentive Equity Plan Proposal” beginning on page 194 of the Proxy Statement/Prospectus/Consent Solicitation, which is incorporated herein by reference. The foregoing description of the Plan is qualified in its entirety by the full text of the Plan, which is attached hereto as Exhibit 10.6 and incorporated herein by reference.

New Cvent Employee Stock Purchase Plan

At the Special Meeting, the shareholders of Dragoneer considered and approved the New Cvent Employee Stock Purchase Plan (the “ESPP”). The ESPP became effective immediately upon the Closing.

A description of the ESPP is included in the Proxy Statement/Prospectus/Consent Solicitation in the section entitled “ESPP Proposal” beginning on page 199 of the Proxy Statement/Prospectus/Consent Solicitation, which is incorporated herein by reference. The foregoing description of the ESPP is qualified in its entirety by the full text of the ESPP, which is attached hereto as Exhibit 10.11 and incorporated herein by reference.

Item 5.06.	Change in Shell Company Status.

As a result of the Mergers, which fulfilled the definition of “Business Combination” as required by the Amended and Restated Memorandum and Articles of Association of Dragoneer, as in effect immediately prior to the

Domestication, Dragoneer ceased to be a shell company (as defined in Rule 12b-2 of the Exchange Act) as of the Closing. A description of the Business Combination and the terms of the Business Combination Agreement are included in the Proxy Statement/Prospectus/Consent Solicitation in the section entitled “Business Combination Proposal” beginning on page 144 of the Proxy Statement/Prospectus/Consent Solicitation, which is incorporated herein by reference.

Item 8.01	Other Events

On December 9, 2021, the Company issued a press release announcing the consummation of the Business Combination. A copy of the press release is attached as Exhibit 99.3 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The unaudited condensed consolidated financial statements of Legacy Cvent as of September 30, 2021 and for the nine months ended September 30, 2021 and 2020 are set forth herein as Exhibit 99.1 and are incorporated herein by reference.

The historical audited financial statements of Legacy Cvent as of and for the years December 31, 2020, 2019 and 2018 and the related notes included in the Proxy Statement/Prospectus/Consent Solicitation beginning on page F-47 of the Proxy Statement/Prospectus/Consent Solicitation are incorporated herein by reference.

The unaudited condensed consolidated financial statements of Dragoneer as of September 30, 2021 and for the nine months ended September 30, 2021 and the related notes are included in Dragoneer’s Quarterly Report on Form 10-Q filed on November 15, 2021 and are incorporated herein by reference.

The audited consolidated financial statements of Dragoneer as of December 31, 2020 and for the period from September 25, 2020 (inception) through December 31, 2020 and the related notes are included in the Proxy Statement/Prospectus/Consent Solicitation beginning on page F-2 of the Proxy Statement/Prospectus/Consent Solicitation and are incorporated herein by reference.

(b)	Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information of the Company as of September 30, 2021 and for the nine months ended September 30, 2021 and for the year ended December 31, 2020 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

(d)	Exhibits.

Exhibit No.	Description

2.1††	Business Combination Agreement, dated as of July 23, 2021, by and among Dragoneer Growth Opportunities Corp. II, Redwood Opportunity Merger Sub, Inc., Redwood Merger Sub LLC and Papay Topco, Inc. (incorporated by reference to Annex A of the Proxy Statement/Prospectus/Consent Solicitation)

3.1	Certificate of Incorporation of the Company.

3.2	Bylaws of the Company.

4.1	Certificate of Corporate Domestication of Dragoneer, filed with the Secretary of the State of Delaware

10.1	Form of Subscription Agreement, by and among Dragoneer Growth Opportunities Corp. II and the investors named therein (incorporated by reference to Annex E of the Proxy Statement/Prospectus/Consent Solicitation).

10.2	Forward Purchase Agreement, dated as of October 29, 2020, by and among Dragoneer Growth Opportunities Corp. II and the subscriber named therein (incorporated by reference to Annex L of the Proxy Statement/Prospectus/Consent Solicitation).

10.3	Amended and Restated Registration Rights Agreement, by and among Cvent Holding Corp. and the investors named therein.

10.4	Investor Rights Agreement, dated as of December 8, 2021, by and among Cvent Holding Corp. and the stockholders named therein.

10.5	Form of Indemnity Agreement by and between the Company and its directors and officers.

10.6+	Cvent Holding Corp. 2021 Equity Incentive Plan.

10.7+	Form of Restricted Share Award.

10.8+	Form of RSU Award Agreement (Director).

10.9+	Form of RSU Award Agreement (Employee).

10.10+	Form of Option Award Agreement.

10.11+	New Cvent Employee Stock Purchase Plan.

10.12†§	Amended and Restated Credit Agreement, dated as of November 30, 2017 (the “Amended and Restated Credit Agreement”), by and among Cvent, Inc., as Borrower, Papay Holdco, LLC, as a Guarantor, each of the other Guarantors party thereto, the Lenders and Issuing Banks from time to time party thereto, and Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and Issuing Bank (incorporated by reference to Exhibit 10.10 of the Proxy Statement/Prospectus/Consent Solicitation).

10.13	First Amendment to Amended and Restated Credit Agreement, dated as of April 16, 2021, by and among Cvent, Inc., Papay Holdco, LLC, the other Credit Parties thereto, the Extending Lenders, the Issuing Bank, the Swing Line Lender, and Goldman Sachs Bank USA, as Administrative Agent (incorporated by reference to Exhibit 10.11 of the Proxy Statement/Prospectus/Consent Solicitation).

10.14§	Incremental Facility Assumption Agreement No. 1, dated as of October 16, 2018, by and among Cvent, Inc., Papay Holdco, LLC, the other Credit Parties thereto, each of the financial institutions party thereto as lenders, and Goldman Sachs Bank USA, as Administrative Agent (incorporated by reference to Exhibit 10.12 of the Proxy Statement/Prospectus/Consent Solicitation).

10.15§	Incremental Facility Assumption Agreement No. 2, dated as of October 26, 2018, by and among Cvent, Inc., Papay Holdco, LLC, the other Credit Parties thereto, each of the financial institutions party thereto as lenders, and Goldman Sachs Bank USA, as Administrative Agent (incorporated by reference to Exhibit 10.13 of the Proxy Statement/Prospectus/Consent Solicitation).

10.16§	Second Amendment to the Amended and Restated Credit Agreement, dated November 18, 2021, by and among Cvent, Inc., Papay Holdco LLC, the other credit parties and lenders thereto and Goldman Sachs Bank USA.

10.17+†§	Letter Agreement, dated as of June 6, 2017, between Cvent, Inc. and Rajeev Aggarwal (incorporated by reference to Exhibit 10.14 of the Proxy Statement/Prospectus/Consent Solicitation).

10.18+†§	Letter Agreement, dated as of June 6, 2017, between Cvent, Inc. and Charles Ghoorah (incorporated by reference to Exhibit 10.15 of the Proxy Statement/Prospectus/Consent Solicitation).

10.19+†§	Letter Agreement, dated as of June 6, 2017, between Cvent, Inc. and David Quattrone (incorporated by reference to Exhibit 10.16 of the Proxy Statement/Prospectus/Consent Solicitation).

10.20+†§	Letter Agreement, dated as of October 3, 2020, between Cvent, Inc. and William Newman (incorporated by reference to Exhibit 10.17 of the Proxy Statement/Prospectus/Consent Solicitation).

10.21+†§	Letter Agreement, dated as of June 6, 2017, between Cvent, Inc. and Lawrence Samuelson (incorporated by reference to Exhibit 10.18 of the Proxy Statement/Prospectus/Consent Solicitation).

10.22+†	Papay Topco, Inc. 2017 Stock Option Plan (incorporated by reference to Exhibit 10.19 of the Proxy Statement/Prospectus/Consent Solicitation).

10.23	Master Services Agreement, effective as of November 29, 2016, by and between Vista Consulting Group, LLC and Cvent, Inc. (incorporated by reference to Exhibit 10.20 of the Proxy Statement/Prospectus/Consent Solicitation).

10.24+	Papay Topco, Inc. 2017 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.21 of the Proxy Statement/Prospectus/Consent Solicitation).

10.25+	Form of Restricted Share Award Agreement (incorporated by reference to Exhibit 10.22 of the Proxy Statement/Prospectus/Consent Solicitation).

10.26+	Form of RSU Award Agreement (Director) (incorporated by reference to Exhibit 10.23 of the Proxy Statement/Prospectus/Consent Solicitation).

10.27+	Form of RSU Award Agreement (Employee) (incorporated by reference to Exhibit 10.24 of the Proxy Statement/Prospectus/Consent Solicitation).

10.28+	Form of Option Award Agreement (incorporated by reference to Exhibit 10.24 of the Proxy Statement/Prospectus/Consent Solicitation).

16.1	Letter from WithumSmith+Brown, PC to the SEC, dated December 14, 2021.

21.1	List of Subsidiaries.

99.1	Unaudited condensed consolidated financial statements of Legacy Cvent as of September 30, 2021 and for the nine months ended September 30, 2021 and 2020.

99.2	Unaudited pro forma condensed combined financial information of the Company as of September 30, 2021 and for the nine months ended September 30, 2021 and the year ended December 31, 2020.

99.3	Press Release, issued on December 9, 2021.

104	iXBRL language is updated in the Exhibit Index

†	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.
††

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

+	Indicates a management contract or compensatory plan or arrangement.
§	Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2021	CVENT HOLDING CORP.

	By:	/s/ Lawrence J. Samuelson
Lawrence J. Samuelson
Senior Vice President, General Counsel and Corporate Secretary